          As filed with the Securities and Exchange Commission on March 14, 2001
                                                      Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933
                               ________________

                         VARIAN MEDICAL SYSTEMS, INC.
            (Exact name of Registrant as specified in its charter)

        Delaware                                        94-2359345
 (State of incorporation)                 (I.R.S. Employer Identification No.)

                                3100 Hansen Way
                       Palo Alto, California 94304-1129
                   (Address of principal executive offices)
                            _______________________

                            2000 Stock Option Plan
                           (Full title of the Plan)
                            _______________________

                                Joseph B. Phair
         Vice President, Administration, General Counsel and Secretary
                         Varian Medical Systems, Inc.
                                3100 Hansen Way
                           Palo Alto, CA 94304-1129
                                (650) 493-4000

(Name, address and telephone number, including area code, of agent for service)

                                                  CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                      Proposed         Proposed Maximum
                                                                      Maximum              Aggregate
                                           Maximum Amount to be    Offering  price      Offering Price         Amount of
  Title of Securities to be Registered         Registered(1)        Per Share (2)            (2)            Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
 Common Stock (3)
 $1 par value .......................      3,000,000 Shares             $66.275          $198,825,000          $49,706.25
===============================================================================================================================

(1) This registration statement on Form S-8 ("Registration Statement") shall also cover any additional shares of common stock (hereinafter, the "Common Stock") of Varian Medical Systems, Inc. (the "Registrant") which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Pursuant to Rule 457(h)(1), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $66.275 per share, the average of the high and low price of the Common Stock on the New York Stock Exchange on March 12, 2001.

(3) Includes Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

================================================================================

                                    PART I

Item 1.   Plan Information.*
          ----------------

Item 2.   Registrant Information and Employee Plan Annual Information.*
          -----------------------------------------------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                                    PART II


Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     Varian Medical Systems, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 2000.

     (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 2000.

     (c) The description of Registrant's Common Stock and preferred stock purchase rights contained in the Registrant's Registration Statements on Form 8-A, including any subsequent amendments or reports filed for the purpose of updating such information.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 (d)of the Securities Exchange Act of 1934 (the "Exchange Act") shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4.   Description of Securities.  Not applicable.
          -------------------------

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

     The legality of the securities offered hereby has been passed on for the Registrant by Joseph B. Phair. Mr. Phair is Vice President, Administration, General Counsel and Secretary of the Registrant, and as of February 28, 2001, beneficially owned 86,900 shares of the Registrant's Common Stock, which included 62,630 shares which may be acquired within 60 days upon the exercise of options and 2,825 shares owned by his children living in his household.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. Article TENTH of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except for liability: (1) under Section 174 of the Delaware General Corporation Law; (2) for breach of a director's duty of loyalty to the Registrant or its stockholders; (3) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; or (4) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law grants to each corporation organized thereunder the power to indemnify its officers and directors for certain acts. Article NINTH of the Registrant's By-laws sets forth the extent to which officers and directors of the Registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the Registrant. Article NINTH provides, in part, that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law and any other applicable laws, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding; provided, however, that if the person seeking indemnification initiated the proceeding in respect to which he or she is seeking indemnification from the Registrant, the Registrant shall provide such indemnification only if such proceeding was authorized by the Registrant's Board of Directors.

     The Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that contained in the Restated Certificate of Incorporation and By-laws. The indemnification agreements require the Registrant, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as officers, directors, employees, trustees, partners, agents or fiduciaries of the Registrant (but not for liabilities arising from conduct entered into in bad faith or conduct which the officer or director did not reasonably believe to be in the best interest of the Registrant), and to advance sums covering the expenses they incurred as a result of any proceeding against them with respect to which they are indemnified under such indemnification agreement.

Item 7.   Exemption from Registration Claimed.  Not applicable.
          ------------------------------------

Item 8.   Exhibits.
          --------

        Exhibit
        Number
        -------

        5.1 Opinion of Joseph B. Phair, Esq., Vice President, Administration, General Counsel and Secretary to Registrant.

        23.1 Consent of Joseph B. Phair, Esq., Vice President, Administration, General Counsel and Secretary to Registrant (included in Exhibit 5.1).

        23.2      Consent of Independent Accountants.

        24.1      Powers of Attorney.

        99.1      2000 Stock Option Plan.

Item 9.   Undertakings.
          ------------

     (a)  The Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include therein any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) to reflect in such prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth herein; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

          (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 2000 Stock Option Plan.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 14th day of March, 2001.

                                          VARIAN MEDICAL SYSTEMS, INC.



                                          By: /s/ Joseph B. Phair
                                              --------------------------------
                                              Joseph B. Phair
                                              Vice President, Administration,
                                              General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                             Title                           Date
           ---------                             -----                           ----

*Richard M. Levy                        Director, President and             March 14, 2001
                                        Chief Executive Officer
                                     (Principal Executive Officer)

     /s/ Elisha W. Finney             Vice President, Finance and           March 14, 2001
-------------------------------         Chief Financial Officer
      Elisha W. Finney             (Principal Financial Officer and
                                     Principal Accounting Officer)

*David W. Martin, Jr.                          Director                     March 14, 2001

*Richard W. Vieser                             Director                     March 14, 2001

*John Seely Brown                              Director                     March 14, 2001

*Samuel Hellman                                Director                     March 14, 2001

*Terry R. Lautenbach                           Director                     March 14, 2001

*Burton Richter                                Director                     March 14, 2001

*By:  /s/ Joseph B. Phair
    --------------------------
     Joseph B. Phair
     Attorney-in-fact

                                 EXHIBIT INDEX

  Exhibit
  Number
  ------

   5.1 Opinion of Joseph B. Phair, Esq., Vice President, Administration, General Counsel and Secretary to Registrant.

   23.1 Consent of Joseph B. Phair, Esq., Vice President, Administration, General Counsel and Secretary to Registrant (included in Exhibit 5.1).

   23.2   Consent of Independent Accountants.

   24.1   Powers of Attorney.

   99.1   2000 Stock Option Plan.